Registration No. 333-221654

Registration No. 333-215291

Registration No. 333-209331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221654

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215291

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209331

UNDER

THE SECURITIES ACT OF 1933

BROADCOM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2617337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1320 Ridder Park Drive

San Jose, California 95131

(Address of Principal Executive Offices including Zip Code)

Brocade Communications Systems, Inc. 2009 Stock Plan

Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

LSI Corporation 2003 Equity Incentive Plan

Amended and Restated Broadcom Limited Employee Share Purchase Plan

Emulex Corporation 2005 Equity Incentive Plan

Option to Purchase Syntax Stock Agreement with Joseph M. Marvin

Amended and Restated Equity Incentive Plan for Executive Employees of Avago

Technologies Limited and Subsidiaries

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago

Technologies Limited and Subsidiaries

(Full title of the plans)

Mark Brazeal

Rebecca Boyden

c/o Broadcom Limited

1320 Ridder Park Drive

San Jose, California 95131

(408) 433-8000

Copy To:

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Shares of common stock, par value $0.001 per share, of Broadcom Inc., a Delaware corporation (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-221654, 333-215291 and 333-209331). Therefore no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Broadcom Inc., a Delaware corporation (“Broadcom-Delaware” or the “Registrant”), as successor issuer to Broadcom Limited, a public company limited by shares incorporated under the laws of the Republic of Singapore (“Broadcom-Singapore”). On April 4, 2018, Broadcom-Delaware and Broadcom-Singapore completed the statutory scheme of arrangement (the “Scheme of Arrangement”) in Singapore which was approved by Broadcom-Singapore’s shareholders at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and pursuant to which all issued ordinary shares in the capital of Broadcom-Singapore as of immediately prior to the effective time of the Scheme of Arrangement were exchanged on a one-for-one basis for newly issued shares of common stock of Broadcom-Delaware (the “Redomiciliation”). As a result of the Redomiciliation, Broadcom-Singapore is now a wholly-owned subsidiary of Broadcom-Delaware, and Broadcom-Delaware is the successor issuer to Broadcom-Singapore.

In connection with the Redomiciliation, Broadcom-Delaware assumed Broadcom-Singapore’s existing obligations in connection with awards granted under Broadcom-Singapore’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of shares of Broadcom-Delaware common stock rather than the ordinary shares of Broadcom-Singapore upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-221654; (ii) Registration No. 333-215291; and (iii) Registration No. 333-209331. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Broadcom-Delaware hereby incorporates by reference the following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of Broadcom-Singapore on Form 10-K for the fiscal year ended October 29, 2017, filed with the SEC on December 21, 2017;

(b)	Quarterly Report of Broadcom-Singapore on Form 10-Q for the quarterly period ended February 4, 2018;

(c)	Broadcom-Singapore’s Current Reports on Form 8-K filed with the SEC on November 2, 2017, November 6, 2017, November 17, 2017, December 6, 2017, February 5, 2018, February 9, 2018, February 12, 2018, February 15, 2018, March 6, 2018, March 14, 2018, March 15, 2018, March 23, 2018, March 26, 2018 and April 4, 2018;

(d)	Broadcom-Delaware’s Current Reports on Form 8-K filed with the SEC on March 23, 2018, March 26, 2018 and April 4, 2018; and

(e)	The description of Broadcom-Delaware’s common stock which is contained in Broadcom-Delaware’s Current Report on Form 8-K filed on April 4, 2018 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports that Broadcom-Delaware subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Broadcom-Delaware certificate of incorporation provides that its directors and officers will be indemnified by Broadcom-Delaware to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Broadcom-Delaware certificate of incorporation provides that a director of Broadcom-Delaware shall not be personally liable to Broadcom-Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Broadcom-Delaware has also entered into certain indemnification agreements with its directors and officers. The indemnification agreements provide Broadcom-Delaware’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, Broadcom-Delaware also maintains a directors’ and officers’ insurance policy which insures the directors and officers of Broadcom-Delaware against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Broadcom-Delaware certificate of incorporation, bylaws or otherwise.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits herein.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT

4.1	Amended and Restated Certificate of Incorporation of Broadcom Inc. (incorporated by reference to Exhibit 3.1 of Broadcom Inc.’s Form 8-K12B filed with the SEC on April 4, 2018).

4.2	Amended and Restated Bylaws of Broadcom Inc. (incorporated by reference to Exhibit 3.2 of Broadcom Inc.’s Form 8-K12B filed with the SEC on April 4, 2018).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered (filed herewith).

10.1	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.18 of the Avago Technologies Limited’s Registration Statement on Form S-1 (SEC File No. 333-153127) filed with the SEC on July 27, 2009).

10.2	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 of Broadcom Corporation’s Annual Report on Form 10-K (SEC File No. 000-23993) filed with the SEC on January 29, 2015, as amended by the Amendment to the Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.49 of Broadcom Limited’s Annual Report on Form 10-K (SEC File No. 001-37690) filed with the SEC December 23, 2016).

10.3	LSI Corporation 2003 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 of Avago Technologies Limited’s Registration Statement on Form S-8 (SEC File No. 333-195741) filed with the SEC on May 6, 2014) as amended by the Amendment to the LSI Corporation 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.45 of Broadcom Limited’s Annual Report on Form 10-K (SEC File No. 001-37690) filed with the SEC on December 23, 2016).

10.4	Emulex Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of Avago Technologies Limited’s Registration Statement on Form S-8 (SEC File No. 333-203858) filed with the SEC on May 5, 2015), as amended by the Amendment to the Amended and Restated Emulex Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.47 of Broadcom Limited’s Annual Report on Form 10-K (SEC File No. 001-37690) filed with the SEC on December 23, 2016).

10.5	Brocade Communication Systems, Inc. 2009 Stock Plan, as amended and restated April 11, 2017 (incorporated by reference to Exhibit 10.2 of Brocade Communication Systems, Inc.’s Current Report on Form 8-K (SEC File No. 000-25601) filed with the SEC April 12, 2017, as amended by the Amendment to the Brocade Communication Systems, Inc. 2009 Stock Plan (incorporated by reference to Exhibit 4.2 of Broadcom Limited’s Registration Statement on Form S-8 (SEC File No. 333-221654) filed with the SEC on November 11, 2017).

10.6	Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan, effective as of May 24, 2016 (incorporated by reference to Exhibit 10.1 of Brocade Communication Systems, Inc.’s Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (SEC File No. 333-211823) filed with the SEC on June 3, 2016, as amended by the Amendment to the Brocade Communication Systems, Inc. Amended and Restated Inducement Award Plan (incorporated by reference to Exhibit 4.4 of Broadcom Limited’s Registration Statement on Form S-8 (SEC File No. 333-221654) filed with the SEC on November 11, 2017).

10.7	Amended and Restated Broadcom Limited Employee Share Purchase Plan (incorporated by reference to Exhibit 10.2 of Broadcom Limited’s Current Report on Form 8-K (SEC File No. 001-37690) filed with the SEC on February 2, 2016).

10.8	Option to Purchase Syntax Stock Agreement with Joseph M. Marvin (incorporated by reference to Exhibit 4.3 of Avago Technologies Limited’s Registration Statement on Form S-8 (SEC File No. 333-196438) filed with the SEC on June 2, 2014).

10.9	Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (incorporated by reference to Exhibit 4.18 of Avago Technologies Finance Pte. Ltd.’s Annual Report on Form 20-F/A (File No. 333-137664) filed with the SEC on February 27, 2008).

10.10	Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (incorporated by reference to Exhibit 4.19 of Avago Technologies Finance Pte. Ltd.’s Annual Report on Form 20-F/A (File No. 333-137664) filed with the SEC on February 27, 2008).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 4th day of April 2018.

BROADCOM INC.

By:	/s/ Thomas H. Krause, Jr.
Thomas H. Krause, Jr. Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Thomas H. Krause, Jr. and Mark Brazeal, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements amended by this Post-Effective Amendment, and to file this Post-Effective Amendment, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2018
Hock E. Tan

/s/ Thomas H. Krause, Jr.	Chief Financial Officer (Principal Financial Officer)	April 4, 2018
Thomas H. Krause, Jr.

/s/ Kirsten Spears	Corporate Controller (Principal Accounting Officer)	April 4, 2018
Kirsten Spears

/s/ James V. Diller	Chairman of the Board of Directors	April 4, 2018
James V. Diller

/s/ Gayla J. Delly	Director	April 4, 2018
Gayla J. Delly

/s/ Lewis C. Eggebrecht	Director	April 4, 2018
Lewis C. Eggebrecht

/s/ Kenneth Y. Hao	Director	April 4, 2018
Kenneth Y. Hao

/s/ Eddy W. Hartenstein	Director	April 4, 2018
Eddy W. Hartenstein

/s/ Check Kian Low	Director	April 4, 2018
Check Kian Low

/s/ Donald Macleod	Director	April 4, 2018
Donald Macleod

/s/ Peter J. Marks	Director	April 4, 2018
Peter J. Marks

/s/ Henry Samueli	Director	April 4, 2018
Henry Samueli